250 Putnam Asset Allocation Funds Growth Portfolio attachment
3/31/06 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended March 31, 2006, Putnam Management has
assumed $7,311 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	6,684
Class B	351
Class C	210

72DD2 (000s omitted)

Class M	121
Class R	11
Class Y	1,488

73A1

Class A	0.099
Class B	0.013
Class C	0.024

73A2

Class M	0.041
Class R	0.088
Class Y	0.125

74U1 (000s omitted)

Class A	72,681
Class B	27,386
Class C	9,827

74U2 (000s omitted)

Class M	3,007
Class R	177
Class Y	12,202

74V1

Class A	12.90
Class B	12.68
Class C	12.50

74V2

Class M	12.71
Class R	12.78
Class Y	13.00




Additional Information About Errors and Omissions Policy--Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.